Exhibit 10.4

EXECUTION VERSION

THIRD AMENDMENT TO LOAN AND SERVICING AGREEMENT AND OMNIBUS AMENDMENT TO TRANSACTION DOCUMENTS (this “Amendment”), dated as of December 28, 2021 (the “Amendment Date”), among Meadowbrook Run LLC, a Delaware limited liability company, as the borrower (the “Borrower”), FS KKR Capital Corp., a Maryland corporation, as the servicer (the “Servicer”), Morgan Stanley Bank, N.A., as the lender (the “Lender”), and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Servicer, the Lender and the Administrative Agent are party to that certain Loan and Servicing Agreement, dated as of November 22, 2019 (as the same may be amended, modified or supplemented prior to the Amendment Date in accordance with the terms thereof, the “Loan and Servicing Agreement”), by and among the Borrower, the Servicer, FS Investment Corporation II, as the equityholder, the Lender, each of the other lenders from time to time party thereto, the Administrative Agent and Wells Fargo Bank, National Association, as the collateral agent, the account bank and the collateral custodian, providing, among other things, for the making and the administration of the Advances by the Lender to the Borrower; and

WHEREAS, the Borrower, the Servicer, the Lender and the Administrative Agent desire to amend certain provisions of the Loan and Servicing Agreement, in accordance with Section 12.01 thereof and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan and Servicing Agreement.

ARTICLE II

Amendments to Loan and Servicing Agreement

SECTION 2.1. As of the Amendment Date, the Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Servicing Agreement attached as Appendix A hereto.

ARTICLE III

Omnibus Amendment to Transaction Documents

SECTION 3.1. All Transaction Documents are hereby amended, to the extent applicable, by deleting all references to “FS KKR Capital Corp. II” and inserting “FS KKR Capital Corp.” in lieu thereof.

ARTICLE IV

Representations and Warranties

SECTION 4.1. The Borrower and the Servicer hereby represent and warrant to the Administrative Agent and the Lender that, as of the Amendment Date, (i) no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan and Servicing Agreement are true and correct in all material respects on and as of such day.

ARTICLE V

Conditions Precedent

SECTION 5.1. This Amendment shall become effective upon its execution and delivery by each party hereto and the payment by the Borrower in immediately available funds of any fees (including reasonable and documented fees, disbursements and other charges of outside counsel to the Administrative Agent) to be received on the Amendment Date.

ARTICLE VI

Miscellaneous

SECTION 6.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 6.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6.3. Ratification. Except as expressly amended hereby, the Loan and Servicing Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan and Servicing Agreement for all purposes.

2

SECTION 6.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 6.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

BORROWER:

MEADOWBROOK RUN LLC

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Financial Officer

SERVICER:

FS KKR CAPITAL CORP.

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Accounting Officer

ADMINISTRATIVE AGENT:

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Matthieu Milgrom
Name: Matthieu Milgrom
Title: Authorized Signatory

[Signature Page to Third Amendment to Loan and Servicing Agreement]

LENDER:

MORGAN STANLEY BANK, N.A.

By:	/s/ Nii Dodoo
Name: Nii Dodoo
Title: Authorized Signatory

[Signature Page to Third Amendment to Loan and Servicing Agreement]

APPENDIX A

EXECUTION VERSION

Conformed through ~~Second~~Third Amendment dated as of ~~June 16~~December 28, ~~2020~~2021

Up to $300,000,000

LOAN AND SERVICING AGREEMENT

Dated as of November 22, 2019

among

MEADOWBROOK RUN LLC,

as the Borrower

FS KKR CAPITAL CORP. ~~II~~,

as the Servicer and the Equityholder

MORGAN STANLEY SENIOR FUNDING, INC.,

as the Administrative Agent

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Collateral Agent, Account Bank and Collateral Custodian

TABLE OF CONTENTS

Page
ARTICLE I. DEFINITIONS	2

Section 1.01 Certain Defined Terms	2
Section 1.02 Other Terms	~~63~~66
Section 1.03 Computation of Time Periods	~~64~~66
Section 1.04 Interpretation	~~64~~67
Section 1.05 Currency Conversion	~~65~~68

ARTICLE II. THE FACILITY	~~65~~68

Section 2.01 Advances	~~65~~68
Section 2.02 Procedure for Advances	~~65~~68
Section 2.03 Yield and Unused Fees	~~67~~69
Section 2.04 Remittance Procedures	~~67~~70
Section 2.05 Instructions to the Collateral Agent and the Account Bank	~~72~~74
Section 2.06 Borrowing Base Deficiency Payments; Equity Cure	~~72~~75
Section 2.07 Discretionary Sales, Substitutions and Lien Release Dividends	~~73~~76
Section 2.08 Payments and Computations, Etc.	~~78~~81
Section 2.09 Increased Costs; Capital Adequacy	~~79~~82
Section 2.10 Taxes	~~81~~83
Section 2.11 Mitigation Obligations	~~84~~87
Section 2.12 Grant of a Security Interest	~~84~~87
Section 2.13 Evidence of Debt	~~85~~88
Section 2.14 [Reserved]	~~85~~88
Section 2.15 Release of Loans	~~85~~88
Section 2.16 Treatment of Amounts Received by the Borrower	~~86~~89
Section 2.17 Prepayment; Repayment; Reduction of Commitments	~~86~~89
Section 2.18 Collections and Allocations	~~87~~90
Section 2.19 Reinvestment of Principal Collections	~~89~~92
Section 2.20 Loan Approval Procedure	~~90~~93
Section 2.21 Incremental Facilities	~~91~~94
Section 2.22 Defaulting Lenders	~~92~~95

ARTICLE III. CONDITIONS PRECEDENT	~~95~~98

Section 3.01 Conditions Precedent to Effectiveness	~~95~~98
Section 3.02 Conditions Precedent to All Transactions	~~97~~100
Section 3.03 Advances Do Not Constitute a Waiver	~~100~~103

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ARTICLE IV. REPRESENTATIONS AND WARRANTIES	~~100~~103

Section 4.01 Representations and Warranties of the Borrower	~~100~~103
Section 4.02 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio	~~109~~112
Section 4.03 Representations and Warranties of the Servicer	~~110~~113
Section 4.04 Representations and Warranties of the Collateral Agent	~~114~~116
Section 4.05 Representations and Warranties of the Collateral Custodian	~~114~~117
Section 4.06 Representations and Warranties of the Lender	~~115~~118

ARTICLE V. GENERAL COVENANTS	~~115~~118

Section 5.01 Affirmative Covenants of the Borrower	~~115~~118
Section 5.02 Negative Covenants of the Borrower	~~121~~124
Section 5.03 Affirmative Covenants of the Servicer	~~124~~127
Section 5.04 Negative Covenants of the Servicer	~~127~~130
Section 5.05 Affirmative Covenants of the Collateral Agent	~~128~~131
Section 5.06 Negative Covenants of the Collateral Agent	~~129~~131
Section 5.07 Affirmative Covenants of the Collateral Custodian	~~129~~131
Section 5.08 Negative Covenants of the Collateral Custodian	~~129~~132

ARTICLE VI. ADMINISTRATION AND SERVICING OF CONTRACTS	~~129~~132

Section 6.01 Appointment and Designation of the Servicer	~~129~~132
Section 6.02 Duties of the Servicer	~~131~~133
Section 6.03 Authorization of the Servicer	~~131~~134
Section 6.04 Collection of Payments; Accounts	~~132~~135
Section 6.05 Realization Upon Loans	~~133~~136
Section 6.06 [Reserved]	~~134~~136
Section 6.07 Payment of Certain Expenses by Servicer	~~134~~136
Section 6.08 Reports to the Administrative Agent; Account Statements; Servicing Information	~~134~~137
Section 6.09 Annual Statement as to Compliance	~~136~~139
Section 6.10 Annual Independent Public Accountant’s Servicer Reports	~~136~~139
Section 6.11 Procedural Review of Loans; Access to Servicer and Servicer’s Records	~~137~~140
Section 6.12 [Reserved]	~~138~~140
Section 6.13 Obligations and Compliance with Collateral Portfolio	~~138~~141
Section 6.14 Preservation of Security Interest	~~138~~141
Section 6.15 Special Purpose Entity Requirements	~~138~~141

ARTICLE VII. EVENTS OF DEFAULT	~~138~~141

Section 7.01 Events of Default	~~138~~141
Section 7.02 Additional Remedies of the Administrative Agent	~~141~~144

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ARTICLE VIII. INDEMNIFICATION	~~145~~148

Section 8.01 Indemnities by the Borrower	~~145~~148
Section 8.02 Indemnities by Servicer	~~146~~149
Section 8.03 Legal Proceedings	~~147~~150
Section 8.04 After-Tax Basis	~~148~~151

ARTICLE IX. THE ADMINISTRATIVE AGENT	~~148~~151

Section 9.01 The Administrative Agent	~~148~~151

ARTICLE X. COLLATERAL AGENT	~~152~~155

Section 10.01 Designation of Collateral Agent	~~152~~155
Section 10.02 Duties of Collateral Agent	~~153~~155
Section 10.03 Merger or Consolidation	~~155~~158
Section 10.04 Collateral Agent Compensation	~~155~~158
Section 10.05 Collateral Agent Removal	~~156~~159
Section 10.06 Limitation on Liability	~~156~~159
Section 10.07 Collateral Agent Resignation	~~158~~161

ARTICLE XI. COLLATERAL CUSTODIAN	~~158~~161

Section 11.01 Designation of Collateral Custodian	~~158~~161
Section 11.02 Duties of Collateral Custodian	~~159~~162
Section 11.03 Merger or Consolidation	~~162~~165
Section 11.04 Collateral Custodian Compensation	~~162~~165
Section 11.05 Collateral Custodian Removal	~~162~~165
Section 11.06 Limitation on Liability	~~162~~165
Section 11.07 Collateral Custodian Resignation	~~164~~167
Section 11.08 Release of Documents	~~164~~167
Section 11.09 Return of Required Loan Documents	~~165~~168
Section 11.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio	~~165~~168
Section 11.11 Bailment.	~~166~~169

ARTICLE XII. MISCELLANEOUS	~~166~~169

Section 12.01 Amendments and Waivers	~~166~~169
Section 12.02 Notices, Etc.	~~168~~170
Section 12.03 No Waiver; Remedies	~~168~~170
Section 12.04 Binding Effect; Assignability; Multiple Lenders	~~168~~171
Section 12.05 Term of This Agreement	~~170~~172
Section 12.06 Governing Law; Jury Waiver	~~170~~173
Section 12.07 Costs, Expenses and Taxes	~~170~~173

-iii-

Section 12.08 Further Assurances	~~171~~173
Section 12.09 Recourse Against Certain Parties	~~171~~174
Section 12.10 Execution in Counterparts; Severability; Integration	~~172~~175
Section 12.11 Consent to Jurisdiction; Service of Process	~~173~~175
Section 12.12 Confidentiality	~~173~~176
Section 12.13 [Reserved]	~~174~~177
Section 12.14 Intent of the Parties	~~174~~177
Section 12.15 Waiver of Set Off	~~174~~177
Section 12.16 Headings and Exhibits	~~174~~177
Section 12.17 Ratable Payments	~~174~~177
Section 12.18 Failure of Borrower or Servicer to Perform Certain Obligations	~~175~~177
Section 12.19 Power of Attorney	~~175~~177
Section 12.20 Delivery of Termination Statements, Releases, etc.	~~175~~177
Section 12.21 Non-Petition	~~175~~178
Section 12.22 Acknowledgment and Consent to Bail-In of EEA Financial Institutions	~~176~~178

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THIS LOAN AND SERVICING AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of November 22, 2019, among:

(1) MEADOWBROOK RUN LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2) FS KKR CAPITAL CORP. ~~II~~, a Maryland corporation, as the Servicer (as defined herein) and the Equityholder (as defined herein);

(3) EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender” and collectively, the “Lenders”);

(4) MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(5) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as the Collateral Agent (together with its successors and assigns in such capacity, the “Collateral Agent”), the Account Bank (as defined herein) and the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving loan facility in the maximum principal amount of up to the Facility Amount (as defined below), the proceeds of which shall be used by the Borrower to fund the purchase of certain Eligible Loan Assets (as defined below);

WHEREAS, the Borrower is willing to grant to the Collateral Agent, for the benefit of the Secured Parties (as defined below), a lien on and security interest in the Collateral Portfolio (as defined below) to secure the payment in full of the Obligations (as defined below);

WHEREAS, the Lenders are willing to extend financing to the Borrower on the terms and conditions set forth herein;

WHEREAS, the Borrower also desires to retain the Servicer to perform certain servicing functions related to the Collateral Portfolio on the terms and conditions set forth herein; and

WHEREAS, the Servicer desires to perform certain servicing functions related to the Collateral Portfolio on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

“Agented Loan” means any Loan originated as part of a syndicated loan transaction that has one (1) or more administrative, paying and/or collateral agents who receive payments and hold the collateral pledged by the related Obligor on behalf of all lenders with respect to the related credit facility.

“Aggregate Adjusted Borrowing Value” means, as of any date of determination, an amount equal to the sum of the Adjusted Borrowing Values of all Eligible Loan Assets included as part of the Collateral Portfolio on such date, after giving effect to all Eligible Loan Assets added to and removed from the Collateral Portfolio on such date.

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter in accordance with the terms hereof.

“Alternative Currency Advance” means any AUD Advance, CDOR Advance, EURO Advance or GBP Advance.

“Amortization Period” means the period commencing on the Commitment Termination Date and ending on the Collection Date.

“Anti-Corruption Laws” means all Applicable Law of any jurisdiction from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act, including, in each case, any regulations thereunder and as may be amended from time to time.

“Anti-Money Laundering Laws” includes the Money Laundering Control Act of 1986 and the Patriot Act, and means all Applicable Law of any jurisdiction that relates to money laundering or terrorism financing, any predicate crime thereto, or any financial recordkeeping and reporting requirements related thereto.

~~“Applicable Index” means (i) initially, with respect to (a) Dollar Advances, LIBOR (Dollar), (b) with respect to GBP Advances, LIBOR (GBP), (c) with respect to Euro Advances, EURIBOR, (d) with respect to CDOR Advances, CDOR and (e) with respect to AUD Advances, BBSW and (ii) on and after an Index Transition Date, the Index Replacement in effect on such Index Transition Date.~~

“Applicable Law” means for any Person all existing and future laws, rules, regulations, to the extent applicable to such Person or its property or assets, all statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable LIBOR Rate” means, with respect to any Loan, the definition of “LIBOR ~~Rate~~” or any comparable definition in the Underlying Instrument for each such Loan, including any successor or replacement for such definition implemented pursuant to such Underlying Instrument.

“Applicable Margin” means (x) during the Revolving Period, ~~2.25~~2.05% per annum and (y) during the Amortization Period, ~~2.75~~2.55% per annum; provided that, at any time following notice from the Administrative Agent of and during the existence of an Event of Default or after the Facility Maturity Date, the Applicable Margin shall be increased by an additional 2.00% per annum.

“Applicable Prime Rate” means, with respect to any Loan, the definition of “Prime Rate” or any comparable definition in the Underlying Instrument for each such Loan.

“Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, in substantially the form attached hereto as Exhibit A, evidencing (i) the approval by the Administrative Agent, in its sole and absolute discretion, of the acquisition of such Eligible Loan Asset by the Borrower, (ii) the determination of the Advance Rate in respect of such Eligible Loan Asset by the Administrative Agent, in its sole discretion, in accordance with the terms hereof, (iii) the Assigned Value for such Eligible Loan Asset if determined in accordance with clause (b)(ii) of the definition of Assigned Value and (iv) in the case of a Qualified Loan, the Value Adjustment Events applicable for purposes of clauses (i)(a) and (b) of the definition thereof for such Qualified Loan.

“Approval Request” has the meaning assigned to that term in Section 2.20(a).

“Approved Foreign Jurisdiction” means each of Austria, Belgium, Canada, the Channel Islands, Denmark, Finland, France, Germany, Ireland, Italy, Liechtenstein, Luxembourg, the Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland, the United Kingdom, and any other country that has a Moody’s foreign currency rating of at least “Aa3” and an S&P foreign issuer credit rating of at least “AA-.”

“Approved Valuation Firm” means any of Lincoln Partners Advisors LLC, Valuation Research Corporation, Duff & Phelps, LLC, Murray Devine & Company, Houlihan Lokey or any other nationally recognized accounting firm or valuation firm approved by the Borrower and the Administrative Agent; provided that, prior to the Closing Date, the Borrower and the Administrative Agent shall designate Lincoln Partners Advisors LLC and Valuation Research Corporation as initial Approved Valuation Firms; provided, further, that, after the Closing Date, the Administrative Agent may, upon 30 days’ prior written notice to the Borrower and the Servicer and with the consent of the Borrower (not to be unreasonably withheld), remove Lincoln Partners Advisors LLC and/or Valuation Research Corporation and designate one or more new Approved Valuation Firms from among the previously agreed upon Approved Valuation Firms; provided, further that, if no Event of Default has occurred and is continuing, the Borrower may designate one or more new Approved Valuation Firms from among the previously agreed upon Approved Valuation Firms with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed).

“Asset Replacement Percentage” means, on any date of calculation, a fraction (expressed as a percentage) where the numerator is the outstanding principal balance of the Floating Rate Loans that were indexed to the Benchmark Replacement (Dollar) for the Corresponding Tenor as of such calculation date and the denominator is the outstanding principal balance of the Floating Rate Loans as of such calculation date.

“Assigned Value” means, with respect to each Eligible Loan Asset, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Eligible Loan Asset, the lowest of (a) 100%, (b)(i) if the Eligible Loan Asset was originated by the Transferor or an Affiliate of the Transferor within six months of sale or contribution to the Borrower (or was originated by the Borrower), 100% provided that the origination price was 97% or more of par, representing an original issue discount of 3% or less (“Permitted Origination Discount”), and otherwise the actual origination price as a percentage of par or (ii) if clause (i) does not apply, the value assigned by the Approved Valuation Firm or, if no such value has been assigned within the prior three months, the value assigned by the Administrative Agent in its sole discretion in the Approval Notice (each as of the Addition Date), (c) the Assigned Value (Servicer) most recently notified to the Administrative Agent and Collateral Agent by the Servicer as of such date of determination, or (d) the higher of (I) the Assigned Value (Post Valuation Adjustment) determined following the relevant Value Adjustment Event or Subsequent Event or (II) (if applicable) any Assigned Value (Ratio Recovery), in each case, subject to the following terms:

(i) if a Value Adjustment Event of the type described in clause (ii), (iii), (iv), (vi) (solely pursuant to a Material Modification pursuant to clauses (i), (iii), (iv) or (v) of the definition thereof) or (ix) of the definition thereof with respect to such Eligible Loan Asset occurs (provided that, in the case of a Reapproved Loan Asset, such Value Adjustment Event occurs after the date on which such asset becomes a Reapproved Loan Asset), the Assigned Value of such Eligible Loan Asset will, automatically and without further action by the Administrative Agent, be zero as of the date any Responsible Officer of the Borrower or the Servicer has knowledge of such Value Adjustment Event;

(ii) upon the occurrence of any Value Adjustment Event (or Subsequent Event as described below) in respect of any Eligible Loan Asset (provided that, in the case of a Reapproved Loan Asset, such Value Adjustment Event (or Subsequent Event) occurs after the date on which such asset becomes a Reapproved Loan Asset), the then-current Assigned Value thereof may be amended by the Administrative Agent on a single date designated by the Administrative Agent after the relevant occurrence (including, at the Administrative Agent’s sole discretion, by reference to a valuation obtained from an Approved Valuation Firm at the expense of the Borrower (unless the Administrative Agent determines in good faith and in consultation with the Borrower that such valuation is inaccurate in which case it can assign a value in its sole discretion and, in any event, the Administrative Agent may designate such valuation from the date of the relevant occurrence until the date such Approved Valuation Firm shall have provided its valuation)); provided, that the Borrower may dispute such amended Assigned Value by obtaining a valuation from another Approved Valuation Firm. If the valuation obtained by the Borrower is higher than the valuation obtained by the Administrative Agent, such higher valuation shall become the Assigned Value of such Loan (unless the Administrative Agent

“Assigned Value (Servicer)” means, with respect to each Eligible Loan Asset, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Eligible Loan Asset, any value lower than par (other than to reflect Permitted Origination Discount) assigned by the Servicer to such Eligible Loan Asset for any purpose other than determination of the Borrowing Base.

“Assignment and Acceptance” has the meaning assigned to that term in Section 12.04(a).

“AUD” means the lawful money of Australia.

“AUD Advances” means Advances made in AUD.

“Availability” means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the Borrowing Base over (b) the Advances Outstanding on such day; provided that at all times on and after the earlier to occur of the Commitment Termination Date or the Facility Maturity Date, the Availability shall be zero.

“Available Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral Portfolio; provided that, for the avoidance of doubt, “Available Collections” shall not include amounts on deposit in the Unfunded Exposure Account that do not represent proceeds of Permitted Investments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Collection Period pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” means an event that shall be deemed to have occurred, with respect to a Person if:

(i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or

“BBSW” means, for any date of determination, with respect to any AUD Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen BBSW Page (or any applicable successor or substitute page providing rate quotations comparable to those currently provided on such page of such service) at approximately 11:00 a.m. (Sydney time) two (2) Business Days prior to the beginning of such Collection Period for deposits in AUD with a term equivalent to three months; provided that if such rate is not available at any such time for any reason, “BBSW” with respect to any AUD Advance shall be the rate at which AUD deposits of AUD5,000,000 and for a three-month maturity are offered by the principal Sydney office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent in immediately available funds at approximately 11:00 a.m. (Sydney time) on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further that, in the event that the rate as so determined above shall be less than ~~zero~~the Floor, such rate shall be deemed to be ~~zero~~the Floor for purposes of this Agreement. BBSW shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

“Benchmark” means with respect to (a) Dollar Advances, the Benchmark (Dollar), (b) GBP Advances, Daily Simple SONIA, (c) Euro Advances, EURIBOR, (d) with respect to CDOR Advances, CDOR and (e) with respect to AUD Advances, BBSW

“Benchmark (Dollar)” means, initially, Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark (Dollar), then “Benchmark (Dollar)” means the applicable Benchmark Replacement (Dollar) to the extent that such Benchmark Replacement (Dollar) has replaced such prior benchmark rate pursuant to Sections 12.01(c)-(f); provided, further that, in the event that the rate resulting from the sum of any Benchmark (Dollar) plus, if applicable, the Benchmark Replacement Adjustment shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Benchmark Replacement (Dollar)” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent in consultation with the Borrower for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Daily Simple SOFR and (b) the Benchmark Replacement Adjustment related thereto;

(2)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark (Dollar) for the applicable Corresponding Tenor giving due consideration to (i) any selection, endorsement or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable, at such time and (b) the Benchmark Replacement Adjustment with respect thereto.

If at any time the Benchmark Replacement (Dollar) as determined pursuant to clause (1) or (2) of this definition would be less than the Floor, the Benchmark Replacement (Dollar) will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Collection Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)

for purposes of clause (1) of the definition of “Benchmark Replacement (Dollar),” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Collection Period that has been selected, endorsed or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the Corresponding Tenor; and

(2)

for purposes of clause (2) of the definition of “Benchmark Replacement (Dollar),” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection, endorsement or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable, at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, in the case of clause (2) above, such adjustment shall not be in the form of an increase of the Applicable Margin).

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of any Benchmark Replacement (Dollar), any technical, administrative or operational changes (including but not limited to changes to the definition of “Business Day,” the definition of “Collection Period,” the definition of

“Determination Date”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement (Dollar) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement (Dollar) exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Transaction Document); provided that, notwithstanding anything herein to the contrary, no “Benchmark Replacement Conforming Changes” shall result in any material effect on the timing or amount of payments or borrowings without the prior written consent of the Borrower.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (Dollar):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the fifth (5th) Business Day following the date of such Servicer Monthly Report.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (solely with respect to a Benchmark Replacement (Dollar)):

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative; or

(4)	the Asset Replacement Percentage is greater than 50%, as reported in the most recent Servicer Monthly Report.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be either substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association or in form and substance satisfactory to the Administrative Agent and the Lenders.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” means a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include “plan assets” by reason of such employee benefit plan’s or other plan’s investment in such entity.

“Borrower” has the meaning assigned to those terms in the preamble hereto.

“Borrowing Base” means, as of any date of determination, an amount equal to the lowest of:

(a) (i) the sum of the products of (x) the lower of (1) the Weighted Average Advance Rate for all Eligible Loan Assets as of such date and (2) the Maximum Portfolio Advance Rate as of such date, multiplied by (y) the Aggregate Adjusted Borrowing Value as of such date, plus (ii) the Dollar Equivalent of the amount of Principal Collections on deposit in the Collection Account as of such date using the Spot Rate, plus (iii) the amount on deposit in the Unfunded Exposure Account as of such date minus (iv) the Unfunded Exposure Equity Amount as of such date;

(b) (i) the Aggregate Adjusted Borrowing Value as of such date minus (ii) the Minimum Equity Amount, plus (iii) the Dollar Equivalent of the amount of Principal Collections on deposit in the Collection Account as of such date using the Spot Rate, plus (iv) the amount on deposit in the Unfunded Exposure Account as of such date minus (v) the Unfunded Exposure Equity Amount as of such date; or

(c) (i) the Facility Amount, plus (ii) the amount on deposit in the Unfunded Exposure Account as of such date minus (iii) the aggregate Unfunded Exposure Amount as of such date.

“Borrowing Base Certificate” means a certificate prepared by the Servicer, substantially in the form of Exhibit B hereto, setting forth the calculation of the Borrowing Base as of the date of delivery of such certificate (and giving pro forma effect to a relevant action where specified under this Agreement); provided that any information from the Loan Tape referenced in such certificate shall be based on the Loan Tape Cut-Off Date for the most recent Loan Tape delivered on or prior to the date of such certificate.

“Borrowing Base Deficiency” means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the Advances Outstanding on such date over (b) the Borrowing Base.

“Breakage Fee” means, for Advances Outstanding which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs, if any, related to such repayment, based upon the assumption that the applicable Lender funded its loan commitment in the applicable interbank offered rate market (or, to the extent a different Benchmark applies, such Benchmark) and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in good faith in the respective Lender’s commercially reasonable discretion and shall be conclusive absent manifest error.

“Bridge Loan” means any loan that (a) is unsecured and incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one (1) year of the incurrence thereof with proceeds from additional borrowings or other refinancings.

“Business Day” means a day of the year other than (a) Saturday or a Sunday or (b) any other day (x) on which commercial banks in New York, New York or, with respect to any act required to be taken by the Collateral Agent, in the city in which the corporate trust office of the Collateral Agent is located are authorized or required by applicable law, regulation or executive order to close or (y) with respect to any determinations relating to an Alternative Currency Advance, on which banks are not open for dealings (i) in Dollar or GBP deposits in the London interbank market, (ii) in Euro deposits in the Euro-zone interbank market, (iii) in CAD deposits in Toronto, Canada ~~or~~, (iv) in AUD deposits in Sydney, Australia or (z) with respect to the calculation of Daily Simple SONIA, a day on which banks are closed for general business in London, United Kingdom.

“CAD” means the lawful money of Canada.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Expense” means, with respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (exclusive of any Accreted Interest that, according to the term of the Underlying Instrument, can never be converted to cash interest that is due and payable prior to maturity (except upon default)) or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period, as determined by the Servicer.

“CDOR” means, for any date of determination, with respect to any CDOR Advance (or portion thereof) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Bloomberg Professional Service CDOR Page (or any applicable successor or substitute page providing rate quotations comparable to those currently provided on such page of such service) at approximately 11:00 a.m. (Toronto time) two (2) Business Days prior to the beginning of such Collection Period for deposits in CAD with a term equivalent to three months; provided that if such rate is not available at any such time for any reason, then “CDOR” with respect to any CDOR Advance shall be the rate at which CAD deposits of CAD5,000,000 and for a three-month maturity are offered by the principal Toronto office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent in immediately available funds at approximately 11:00 a.m. (Toronto time) on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further that, in the event that the rate as so determined above shall be less than ~~zero~~the Floor, such rate shall be deemed to be ~~zero~~the Floor for purposes of this Agreement. CDOR shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

“CDOR Advance” means an Advance denominated in CAD.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or (d) any change in any generally accepted accounting principles or regulatory accounting principles and affecting the application of any law, rule, regulation or treaty referred to in clause (a) or (b) above; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives promulgated thereunder or issued in connection therewith and (y) all law, requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that (a) the Equityholder or the Servicer shall cease to be managed by FS/KKR Advisor, LLC or any Affiliate thereof, (b) the failure of the Equityholder to own, directly (or through one or more wholly-owned subsidiaries if approved by the Administrative Agent), 100% of the Equity Interest of the Borrower, or (c) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, the Servicer, other than as permitted under Section 5.04(a); provided that a Permitted Equityholder Transaction shall not constitute a Change of Control under this clause (c).

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date” means November 22, 2019.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” has the meaning assigned to that term in the preamble hereto.

“Collateral Agent Expenses” means the expenses set forth in the Wells Fargo Fee Letter and any other accrued and unpaid expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Agent under the Transaction Documents.

“Collateral Quality Tests” means (a) the Weighted Average Spread Test and (b) the Weighted Average Life Test.

“Collection Account” means, collectively, the Interest Collection Account and the Principal Collection Account.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances Outstanding have been repaid in full and all Yield and Fees and all other Obligations (other than unmatured contingent obligations for which no claim has been made) have been paid in full, and the Borrower shall have no further right to request any additional Advances.

“Collection Period” means~~, with respect to a Payment Date during which the Applicable Index is (a) as set forth in clause (i) of the definition thereof:~~ (i) as to the initial Payment Date, the period beginning on the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Collection Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Collection Period, the Collection Date~~, and (b) an Index Replacement, a period the Administrative Agent determines is consistent with market practice for secured transactions involving middle market commercial loans~~.

“Collections” means (a) all cash collections and other cash proceeds of any Loan, including, without limitation or duplication, any Interest Collections, Principal Collections and other amounts received in respect thereof (but excluding any Excluded Amounts) and (b) earnings on Permitted Investments or otherwise in any account.

“Commitment” means, with respect to each Lender, (i) prior to the Revolving Period End Date, the dollar amount set forth opposite such Lender’s name on Annex B hereto (as such amount may be revised from time to time in accordance with this Agreement) or the amount set forth as such Lender’s “Commitment” on the Assignment and Acceptance or Schedule I to the Joinder Supplement relating to such Lender, as applicable and (ii) on or after the Revolving Period End Date, such Lender’s Pro Rata Share of the aggregate Advances Outstanding.

“Commitment Termination Date” means the earliest to occur of (a) the Revolving Period End Date, (b) the date of written notice from the Administrative Agent terminating the Lender’s commitments hereunder following an Event of Default, (c) the effective date of a Prepayment Election and (d) the effective date of written notice from the Borrower to the Administrative Agent electing voluntary termination of the Revolving Period.

“Concentration Denominator” means, on any date of determination (a) during the Ramp-Up Period, the applicable Target Portfolio Amount and (b) thereafter, the aggregate Outstanding Balance of all Eligible Loan Assets in the Collateral Portfolio on such date, plus amounts on deposit in the Principal Collection Account; provided that the Concentration Denominator, with respect to (i) clause (h) set forth in the definition of “Concentration

“Controlled Accounts” means the Collection Account, each Eligible Currency Account and the Unfunded Exposure Account.

“Corresponding Tenor” with respect to any Available Tenor, as applicable, means either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cov-Lite Loan” means a Loan that is not subject to any Maintenance Covenants; provided that a Loan shall not constitute a Cov-Lite Loan if the Underlying Instruments contain a cross-default provision to, or such Loan is senior to or pari passu with another loan of the Obligor forming part of the same loan facility that requires the Obligor to comply with one or more Maintenance Covenants.

“Credit Party” means the Borrower, the Servicer, the Equityholder and the Transferor.

“CRR” has the meaning assigned to that term in the definition of “Basel III.”

“Currency Disruption Event” means the occurrence of any of the following with respect to any Eligible Currency: (a) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Servicer and the Borrower of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain such Eligible Currency in the applicable market to fund any Advance, (b) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Servicer and the Borrower of a determination by such Lender that the rate at which such Eligible Currency is being offered to such Lender in the applicable market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance or (c) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Servicer and the Borrower of the inability of such Lender, as applicable, to obtain such Eligible Currency or such other rate in the applicable market to make, fund or maintain any Advance.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans at such times; provided that, if the Administrative Agent decides that any such convention is not administratively feasible, then the Administrative Agent may establish another convention in its reasonable discretion which shall be consistent with the then-prevailing market conventions and shall not be adverse to the interests of the Borrower.

“Daily Simple SONIA” means, for any day (a “SONIA Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, GBP, the sum of (i) SONIA for the day (such day, a “SONIA Determination Day”) that is five (5) Business Days prior to (x) if such SONIA Rate Day is a Business Day, such SONIA Rate Day or (y) if such SONIA Rate Day is not a Business Day, the Business Day immediately preceding such SONIA Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website by 12:00 p.m. (London, United Kingdom time) and (ii) 0.0326%. If by 5:00 p.m. (London, United Kingdom time) on the second (2nd) Business Day immediately following the SONIA Determination Day, SONIA in respect of such SONIA Determination Day has not been published on the SONIA Administrator’s Website and a SONIA Replacement Date has not occurred, then the SONIA for such SONIA Determination Day will be the SONIA as published in respect of the first preceding Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided that any SONIA determined pursuant to this sentence shall be utilized for purposes of calculating Daily Simple SONIA for no more than three (3) consecutive SONIA Rate Days; provided, further, that any calculation of Daily Simple SONIA shall be rounded to four decimal places and if that rate is less than the Floor, the Daily Simple SONIA shall be deemed to be the Floor. Any change in Daily Simple SONIA due to a change in the SONIA shall be effective from and including the effective date of such change in the SONIA without notice to the Borrower.

“Defaulted Loan” means any Loan as to which any one of the following events has occurred:

(a) an Obligor payment default occurs under such Loan that continues and has not been cured after giving effect to any grace period applicable thereto or a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Loan have accelerated the repayment of the Loan (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments, but in no event more than five (5) Business Days, after the applicable due date under the related Underlying Instruments;

(b) a Bankruptcy Event with respect to the related Obligor;

(c) any payment default occurs under any other senior or pari passu obligation for borrowed money of the related Obligor that continues and has not been cured after giving effect to any grace period applicable thereto, but in no event more than five (5) Business Days, after the applicable due date under the related agreement (including in respect of the acceleration of the debt under the applicable agreement);

(d) such Loan has (x) a public rating by S&P of “CC” or below or “SD” or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by S&P or Moody’s, as applicable;

(e) a Responsible Officer of the Servicer or the Borrower has actual knowledge that such Loan is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has (i) a public rating by S&P of “CC” or below or “SD” or (ii) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD,” and in each case such other debt obligation remains outstanding (provided that both the Loan and such other debt obligation are full recourse obligations of the applicable Obligor);

(f) a Responsible Officer of the Servicer or the Borrower has received written notice or has actual knowledge that an Acceleration Default has occurred under the Underlying Instruments and any applicable grace period has expired (but only until such Acceleration Default is cured or waived) in the manner provided in the Underlying Instruments;

(g) the Servicer determines that all or a material portion of such Loan is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Servicer and the Servicer Standard; or

(h) a Value Adjustment Event of the type described in clause (vi) (solely with respect to a Material Modification described in clause (i), clause (iii), clause (iv) or clause (v) of the definition thereof).

“Defaulting Lender” means any Lender that: (i) has failed to fund any of its obligations to made Advances within two (2) Business Days following the applicable Advance Date, (ii) has notified the Administrative Agent or the Borrower that it does not intend to comply with such funding obligations or has made a public statement to that effect with respect to such funding obligations hereunder or under other agreements in which it commits to extend credit, (iii) has, for two (2) or more Business Days, failed, in good faith, to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, (iv) has, or has a direct or indirect parent company that has, become subject to a Bankruptcy Event or (v) has become the subject of a Bail-In Action. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its reasonable discretion.

“Delayed Draw Loan Asset” means a Loan that (a) is fully committed on the initial funding date of such Loan, (b) is required to be fully funded in one or more installments or advances on draw dates (whether or not scheduled), (c) does not permit (as of the date of determination) the re-borrowing of any amounts previously repaid by the Obligor and (d) has not been (or is no longer required to be) fully funded. A Loan that is a funded portion of an obligation for which a future advance or funding obligation is retained by the assignor will not be a Delayed Draw Loan Asset if the Borrower as the owner of such Loan is not obligated to make any such future advances or fundings.

“Determination Date” means~~,~~ with respect to ~~a~~each Payment Date ~~during which the Applicable Index is (a) as set forth in clause (i) of the definition thereof~~, in connection with a Quarterly Payment Date, the last Business Day of each calendar quarter (i.e. December, March, June and September) ~~and (b) an Index Replacement, a date the Administrative Agent determines, on or prior to the applicable Index Transition Date, is consistent with market practice for secured transactions involving middle market commercial loans~~.

“DIP Loan” means any Loan (a) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (b) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (c) the terms of which have been approved by a court of competent jurisdiction.

“Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent and the Collateral Agent in the form of Exhibit C in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(g) or a disbursement request from the Principal Collection Account in accordance with Section 2.19.

“Discretionary Sale” has the meaning set forth in Section 2.07(b).

“Disqualified Institution” means (a) any Person set forth on Schedule VI hereto, as such schedule may be amended from time to time with the consent of the Administrative Agent in its sole discretion, and (b) any Affiliates of such Persons that are identified in writing by the Borrower from time to time.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule I hereto, as such Schedule I may be updated to reflect any revisions to criteria published by Moody’s.

“Dollar Advance” means an Advance denominated in Dollars.

“Dollar Equivalent” means, (a) for any amount denominated in Dollars, such amount and (b) for any amount denominated in any other currency, (i) with respect to any amount relating to an Advance, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the current spot rate determined by the Administrative Agent in a commercially reasonable manner using the current spot rate and (ii) with respect to any amount relating to any Loan, the equivalent amount thereof in Dollars determined by the Servicer using the Spot Rate.

“Dollars” means, and the conventional “$” signifies, the lawful currency of the United States of America.

~~“Early Opt-in Election”means the occurrence of:~~

~~(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 12.01(c), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR (Dollar); and~~

~~(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.~~

“EBITDA” means, with respect to any period and any Loan, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Underlying Instrument for each such Loan (together with all add-backs and exclusions as designated in such Underlying Instrument), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instrument, an amount, for the principal Obligor on such Loan and any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instrument for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), in each case as determined by the Servicer consistent with its standard practices for adjusting EBITDA as reported by borrowers (in consultation with the Administrative Agent).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Spread” means, with respect to any floating rate Eligible Loan Asset as of any date of determination, the current per annum rate at which it pays interest minus the ~~Applicable LIBOR Rate or Applicable Prime Rate~~Benchmark applicable during the Collection Period in which such date of determination occurs and (ii) fixed rate Eligible Loan Asset, the interest rate for such Eligible Loan Asset minus the Benchmark applicable during the Collection Period in which such date of determination occurs; provided, that (a) with respect to any unfunded commitment of any Delayed Draw Loan Asset or Revolving Loan, as applicable, the Effective Spread means the commitment fee payable with respect to such unfunded commitment and (b) with respect to the funded portion of any commitment under any Delayed Draw Loan Asset or Revolving Loan, as applicable, the Effective Spread means the current per annum rate at which it pays interest minus the ~~Applicable LIBOR Rate or Applicable Prime Rate~~Benchmark applicable during the Collection Period in which such date of determination occurs.

“Eligibility Criteria” has the meaning assigned to such term in Schedule III.

“Eligible Currency” means GBPs, CADs, AUDs, Euros and Dollars.

“Eligible Currency Accounts” means the segregated trust accounts designated for each Eligible Currency as “[CURRENCY] Eligible Currency Account” in the name of the Borrower subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, including any sub-account thereof; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to each Eligible Currency Account. For the avoidance of doubt, there shall be one Eligible Currency Account for each Eligible Currency other than Dollars.

“Eligible Loan Asset” means each Loan (A) with respect to which an Approval Notice has been executed by the Administrative Agent and (B) that satisfies each of the Eligibility Criteria set forth in Schedule III (unless the Administrative Agent in its sole discretion agrees to waive any such Eligibility Criteria with respect to such Loan).

“Eligible Obligor” means, on any date of determination, any Obligor that:

(a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is a legal operating entity or holding company;

(c) is not a Governmental Authority;

(d) is not an Investment Affiliate of the Borrower or the Servicer (excluding any Person that constitutes an investment held by the Servicer in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Servicer); and

(e) is organized and incorporated in, or has its principal place of business in, the United States or any State thereof or an Approved Foreign Jurisdiction.

“Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally binding requirements (including, without limitation, principles of common law) of any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health (including employee health and safety), or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or release of, or exposure to, Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.

“Equity Cure Notice” has the meaning assigned to such term in Section 2.06(c).

“Equityholder” means FS KKR ~~II~~, as the owner of 100% of the membership interests in the Borrower (or, following a Permitted Equityholder Transaction, the surviving entity of such Permitted Equityholder Transaction).

“Equity Interest” means, with respect to any Person, all of the shares of capital stock of (or share or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or share or other ownership or profit interests in) such Person, all of the securities convertible

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” means, for any date of determination, with respect to any Euro Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen that displays an average European Money Markets Institute Settlement Rate (such page currently being EURIBOR01) (or any applicable successor or substitute page providing rate quotations comparable to those currently provided on such page of such service) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the beginning of such Collection Period for deposits in Euros with a term equivalent to three month; provided that if such rate is not available at any such time for any reason, then “EURIBOR” with respect to any Advance shall be the rate at which Euro deposits of €5,000,000 and for a three-month maturity are offered by the principal London office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent in immediately available funds in the Euro-zone interbank market at approximately 11:00 a.m. (London time) on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further that, in the event that the rate as so determined above shall be less than ~~zero~~the Floor, such rate shall be deemed to be ~~zero~~the Floor for purposes of this Agreement. EURIBOR shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

“Euro” means the lawful currency of the Member States of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time; provided that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), such term shall mean the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“Euro Advance” means an Advance denominated in Euro.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excepted Persons” has the meaning assigned to that term in Section 12.12(a).

“Excess Concentration Amount” means, as of any date of determination, with respect to all Loans included in the Collateral Portfolio, the amount by which the sum of the Outstanding Balance of such Loans exceeds any applicable Concentration Limitations, to be calculated without duplication, after giving effect to any sales, purchases or substitutions of Loans as of such date; provided that with respect to any Eligible Loan Asset or portion thereof, if more than one Concentration Limitation would be exceeded, the Concentration Limitation that would result in the highest Excess Concentration Amount shall be used to determine the Excess Concentration Amount.

“Exiting States” has the meaning assigned to that term in the definition of “Euro.”

“Facility Amount” means the aggregate Commitments as then in effect, which on the Closing Date shall be $300,000,000, after giving effect to any decrease pursuant to Section 2.17 or any increase pursuant to Section 2.21; provided that at all times (a) when an Event of Default exists and is continuing and (b) during the Amortization Period, the Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Facility Maturity Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration or automatic occurrence of the Facility Maturity Date pursuant to Section 7.01, (iii) the date of a voluntary termination of the facility (in whole) by the Borrower pursuant to Section 2.17 and (iv) the Collection Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code or any U.S. or non-U.S. fiscal or regulatory law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fees” means (a) the Unused Fee, (b) the Administrative Agent Fee and (c) the fees payable to each Lender pursuant to the terms of any Lender Fee Letter.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Covenant Test” means a test that will be satisfied on any date of determination if the Equityholder maintains a Net Asset Value of at least $1,000,000,000.

“First Lien Loan” means any Loan (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral, subject to any Permitted Working Capital Liens and any expressly permitted Liens under the Underlying Instrument for such Loan or such comparable definition if “permitted liens” is not defined therein and carveouts for traditional bank revolving asset based loan facilities, in each case that are customary for similar loans, (b) that provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to any other Indebtedness of such Obligor (excluding Permitted Working Capital Liens), (c) for which Liens on the Underlying Collateral securing any other outstanding Indebtedness of the Obligor (excluding Permitted Working Capital Liens and expressly permitted Liens described in clause (a) above but including Liens securing Second Lien Loans) are expressly subject to and contractually or structurally subordinate to the priority Liens securing such First Lien Loan, (d) that the Servicer determines in accordance with the

Servicer Standard that the value of the Underlying Collateral (or the enterprise value and ability to generate cash flow) securing the Loan on or about the time of origination equals or exceeds the Outstanding Balance of the Loan plus the aggregate outstanding balances of all other Indebtedness of equal seniority secured by the same Underlying Collateral, (e) for which the Senior Net Leverage Ratio as of the Addition Date is less than 4.50:1.00, and (f) that is not a Second Lien Loan, Unitranche Loan, Qualified Loan or FLLO Loan; provided that any Loan that would otherwise be a FLLO Loan, but for which the ratio of (x) Indebtedness of the Obligor to (y) EBITDA of the Obligor is less than 1.25:1.00 as of the Addition Date, shall be deemed to be a First Lien Loan for all purposes hereunder.

“Fitch” means Fitch Ratings, Inc. or any successor thereto.

“Fixed Rate Loan” means a Loan other than a Floating Rate Loan.

“FLLO Loan” means any Loan that satisfies all of the requirements set forth in the definition of “First Lien Loan” (without regard to clause (e) of the definition thereof) except that, at any time prior to and/or after an event of default under the Underlying Instrument, such Loan will be paid after one or more tranches of First Lien Loans issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Underlying Instrument, an agreement among lenders or other applicable agreement; provided that the ratio of the outstanding principal balance of the “first out” position to the EBITDA of the Obligor is less than or equal to 2:00:1.00 as of the Addition Date; provided, further, that any Loan that otherwise satisfies the requirements of this definition other than the immediately preceding proviso shall constitute a Second Lien Loan for purposes of the Advance Rate but not for purposes of the Concentration Limitations.

“Floating Rate Loan” means a Loan under which the interest rate payable by the Obligor thereof is based on the Applicable Prime Rate or Applicable LIBOR Rate, plus some specified interest percentage in addition thereto, and which provides that such interest rate will reset immediately upon any change in the related Applicable Prime Rate or Applicable LIBOR Rate.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Plan” means each defined benefit plan (within the meaning of Section 3(35) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or sponsored by the Borrower, but excluding any Governmental Plan.

“FS KKR ~~II~~” means FS KKR Capital Corp. ~~II~~, a Maryland corporation.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“GBP” means the lawful currency for the time being of the United Kingdom.

“GBP Advance” means an Advance denominated in GBP.

“Indemnifying Party” has the meaning assigned to that term in Section 8.03.

“Independent Director” means a natural person who, (A) has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of their respective Investment Affiliates (other than his or her service as an Independent Director of the Borrower or other Investment Affiliates that are structured to be “bankruptcy remote” and does not hold, either directly or indirectly, any Equity Interest in the Borrower or in any direct or indirect parent or Subsidiary thereof); (ii) a customer, creditor, service provider (including a provider of professional services) or supplier of the Borrower or any of its Investment Affiliates (other than his or her service as an Independent Director of the Borrower); (iii) any member of the family of a person described in (i) or (ii), or (iv) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) and (B) has (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least five (5) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of secured or securitized structured finance instruments, agreements or securities.

~~“Index Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR (Dollar) for U.S. dollar-denominated syndicated credit facilities and (b) the Index Replacement Adjustment; provided that, if the Index Replacement as so determined would be less than zero, the Index Replacement will be deemed to be zero for the purposes of this Agreement.~~

~~“Index Replacement Adjustment” means, with respect to any replacement of LIBOR (Dollar) with an Unadjusted Index Replacement for each applicable Yield Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR (Dollar) with the applicable Unadjusted Index Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR (Dollar) with the applicable Unadjusted Index Replacement for U.S. dollar-denominated syndicated credit facilities at such time.~~

~~“Index Replacement Date”means the earlier to occur of the following events with respect to LIBOR (Dollar):~~

~~(a) in the case of clause (a) or (b) of the definition of “Index Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR (Dollar) permanently or indefinitely ceases to provide LIBOR (Dollar); or~~

~~(b) in the case of clause (c) of the definition of “Index Transition Event,” the date of the public statement or publication of information referenced therein.~~

~~“Index Transition Date” means (a) in the case of an Index Transition Event, the earlier of (i) the applicable Index Replacement Date and (ii) if such Index Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.~~

~~“Index Transition Event” means the occurrence of one or more of the following events with respect to LIBOR (Dollar):~~

~~(a) a public statement or publication of information by or on behalf of the administrator of LIBOR (Dollar) announcing that such administrator has ceased or will cease to provide LIBOR (Dollar) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR (Dollar); or~~

~~(b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR (Dollar), a Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for LIBOR (Dollar), a resolution authority with jurisdiction over the administrator for LIBOR (Dollar) or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR (Dollar), which states that the administrator of LIBOR (Dollar) has ceased or will cease to provide LIBOR (Dollar) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR (Dollar); or~~

~~(c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR (Dollar) announcing that LIBOR (Dollar) is no longer representative.~~

~~“Index Unavailability Period” means, if an Index Transition Event and its related Index Replacement Date have occurred with respect to LIBOR (Dollar) and solely to the extent that LIBOR (Dollar) has not been replaced with an Index Replacement, the period (x) beginning at the time that such Index Replacement Date has occurred if, at such time, no Index Replacement has replaced LIBOR (Dollar) for all purposes hereunder in accordance with Section 12.01(c) and (y) ending at the time that an Index Replacement has replaced LIBOR (Dollar) for all purposes hereunder pursuant to Section 12.01(c).~~

means, when used with respect to any specified Person, the power to vote more than 20% of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“IRS” means the United States Internal Revenue Service.

“Joinder Supplement” means an agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit L to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Lender” has the meaning specified in the preamble, including Morgan Stanley Bank, N.A., each other financial institution identified on Annex B hereto, each financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower and any Lender, and/or any other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 12.04.

“Lender Fee Letter” means each fee letter agreement that shall be entered into by and among the Borrower, the Servicer and the applicable Lender in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.

~~“LIBOR (Dollar)” means, for any date of determination, with respect to any Dollar Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 Page (or, in each case, on any applicable successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service (including by any successor to the British Bankers Association in providing or calculating LIBOR)) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the beginning of such Collection Period for deposits in Dollars, with a term equivalent to one month; provided that if such rate is not available at any such time for any reason, then “LIBOR” with respect to any Advance shall be the rate at which Dollar deposits of $5,000,000, and for a one-month maturity are offered by the principal London office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. LIBOR (Dollar) shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.~~

~~“LIBOR (Dollar) Successor Rate Conforming Changes” means, with respect to any Index Replacement, any technical, administrative or operational changes that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Index Replacement and to permit the administration thereof by the Administrative Agent in~~

~~a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Index Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).~~

~~“LIBOR (GBP)” means, for any date of determination, with respect to any GBP Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 Page (or, in each case, on any applicable successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service (including by any successor to the British Bankers Association in providing or calculating LIBOR)) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the beginning of such Collection Period for deposits in GBPs, with a term equivalent to one month; provided that if such rate is not available at any such time for any reason, then “LIBOR” with respect to any Advance shall be the rate at which GBP deposits of £2,500,000, and for a one-month maturity are offered by the principal London office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. LIBOR (GBP) shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.~~

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation and any financing lease having substantially the same economic effect as any of the foregoing); provided that in the case of investments that are loans or other debt obligations, restrictions on assignments or transfers thereof on customary and market based terms pursuant to the underlying documentation relating to such investment shall not be deemed to be a “Lien”.

“Lien Release Dividend” has the meaning assigned to that term in Section 2.07(g).

“Lien Release Dividend Date” means the date specified by the Borrower, which date may be any Business Day; provided that written notice is given in accordance with Section 2.07(g).

“Liquidation Expenses” means, with respect to any Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer) in accordance with the Servicer’s customary procedures in connection with the work-out or restructuring of or amendments, waivers or consents to any Loan for the purpose of preserving the value of such Loan and with the repossession, refurbishing and disposition of any related assets securing such Loan upon or after the expiration or earlier termination of such

“Payment Date” means the 15th day of each of January, April, July and October or, if such day is not a Business Day, the next succeeding Business Day, commencing in January 2020; provided that the final Payment Date shall occur on the Collection Date.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan” means an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or has any liability (whether actual or contingent).

“Permitted Equityholder Transaction” means any merger, consolidation or other combination or fundamental change transaction, the result of which effectively combines the ownership and/or assets of FS KKR ~~II~~ with one or more other business development companies, and/or and any publicly announced other transaction or series of transactions, the result of which is that the Borrower is a direct or indirect wholly-owned subsidiary of a business development company advised by a joint venture entity between (i) KKR Credit Advisors (US) LLC (and any successor entity thereto) or its Affiliate and (ii) Franklin Square Holdings, L.P. (and any successor entity thereto) or its Affiliate; provided that such merger, consolidation or other combination or fundamental change transaction (x) results in FS KKR ~~II~~ being the surviving entity or substantially all of the assets of FS KKR ~~II~~ being assumed or acquired by the surviving entity after giving effect to such transaction (the “Surviving Obligor”), and (y) as a matter of law or pursuant to the express terms of the agreement or certificate effectuating such merger, consolidation or other combination or transaction, to the extent applicable, the obligations of FS KKR ~~II~~ under this Agreement and each of the other Facility Documents to which FS KKR ~~II~~ is a party are assumed by the Surviving Obligor (it being the understanding that, as applicable in connection with any merger, consolidation, combination or other transaction effectuated in reliance on Section 5.04(a), the obligations of such Surviving Obligor under this Agreement and each of the other Facility Documents to which such Surviving Obligor is a party shall be deemed automatically assumed hereunder by such Surviving Obligor pursuant to Section 12.04(g)), and the parties hereto agree for the benefit of the Servicer that such merger or fundamental change transaction shall be permitted under the Sale and Contribution Agreement and the Servicing Agreement, and shall not constitute a “change in control or management of the Servicer” for purposes of Section 13 of the Servicing Agreement.

“Permitted Investments” means negotiable instruments or securities or other investments, which may include obligations or securities of issuers for which the Collateral Agent or an Affiliate of the Collateral Agent provides services or receives compensation, that (i) except in the case of demand or time deposits and investments in money market funds, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature by their

“Quarterly Reporting Date” has the meaning set forth in the definition of “Reporting Date.”

“Ramp-Up Period” means the period from the Closing Date to March 22, 2020.

“Rating Agency” means each of Moody’s and S&P.

“Reapproved Loan Asset” has the meaning assigned to that term in the definition of “Assigned Value.”

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Records” means all material books and records that the Borrower or the Servicer have generated and maintained with respect to the Collateral Portfolio and the related Obligors.

“Recourse Assets” has the meaning assigned to that term in Section 12.09(c).

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicer Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any Liquidation Expenses and any other amounts received that are required under such Loan, as applicable, to be refunded to the related Obligor.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.

“Register” has the meaning assigned to that term in Section 2.13.

“Registered” means a debt obligation that is in registered form for U.S. federal income tax purposes within the meaning of Section 881(c)(2)(B)(i) of the Code and the Treasury regulations promulgated thereunder (including Treasury Regulations Section 5f.103-1(c)).

“Release Date” has the meaning assigned to that term in Section 2.07(d).

“Relevant Governmental Body” means ~~(a)~~the Board of Governors of the Federal Reserve ~~Board and/~~System or the Federal Reserve Bank of New York, or ~~(b)~~ a committee officially endorsed or convened by the Board of Governors of the Federal Reserve ~~Board and/~~System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Test Period” means, with respect to any Loan, the relevant test period for the reporting and calculation of the applicable financial covenants included in the Underlying

(h) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $5,000,000, individually or in the aggregate; or (ii) the occurrence of any event or condition that has resulted in the acceleration of such recourse debt, whether or not waived;

(i) the rendering against the Servicer of one or more final, non-appealable judgments, decrees or orders for the payment of money in excess of $5,000,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(j) a Change of Control occurs;

(k) the Equityholder ceases to be a “business development company” within the meaning of the 1940 Act;

(l) a “cause” event (as defined in Section 11(a) of the Servicing Agreement) occurs;

(m) the failure of the Servicer to satisfy the Financial Covenant Test; or

(n) either FS KKR ~~II~~ is terminated as, removed from being, or otherwise ceases to be the Servicer (including by reason of any failure to renew the term of the Servicing Agreement), or FS/KKR Advisor, LLC or any Affiliate thereof ceases to be the investment advisor to the Servicer in each case, for a period of 30 consecutive days; provided, however, that a Permitted Equityholder Transaction that results in an entity other than FS KKR ~~II~~ acting as Servicer hereunder shall not constitute a Servicer Default.

“Servicer Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Collection Period, which fee shall be equal to the product of (i) 0.25%, (ii) the aggregate outstanding principal balance of the Loans included in the Collateral Portfolio and (iii) the actual number of days in such Collection Period divided by 360; provided that the Servicer may waive the payment of the Servicer Fee in its sole discretion.

“Servicer Monthly Report” has the meaning assigned to that term in Section 6.08(d).

“Servicer Quarterly Report” has the meaning assigned to that term in Section 6.08(c).

“Servicer Standard” means, with respect to any Loans included in the Collateral Portfolio, to service and administer such Loans on behalf of the Secured Parties in accordance in all material respects with Applicable Law, and in all respects with the terms of this Agreement, the Underlying Instruments, all customary and usual servicing practices for loans like the Loans and, to the extent consistent with the foregoing, (a) with reasonable care, using a degree of skill and diligence not less than that with which the Servicer services and administers loans for its own account or for the account of its Investment Affiliates having similar lending objectives and restrictions, and (b) to the extent not inconsistent with clause (a), in a manner consistent with the customary and usual servicing practices, standards, policies and procedures followed by institutional managers of national standing relating to assets of the nature and character of such assets in the Collateral Portfolio; in each case where the foregoing requirements shall not be affected by (i) any relationship that the Servicer or any Investment Affiliate of the Servicer may have with any Obligor or any Investment Affiliate of any Obligor, (ii) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan, (iii) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Servicer or any Investment Affiliate thereof of any Loans, (v) the ownership, servicing or management for others by the Servicer of any other loans or property by the Servicer, or (vi) any relationship that the Servicer or any Investment Affiliate of the Servicer may have with any holder of other loans of the Obligor with respect to such Loans.

“Servicing Agreement” means the Servicing Agreement, dated as of the date hereof, by and between the Servicer and the Borrower.

“Similar Law” has the meaning assigned to that term in Section 4.01(x).

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the ~~Relevant Governmental Body~~Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature or fall due in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature or fall due; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Determination Day” has the meaning assigned to that term in the definition of “Daily Simple SONIA.”

“SONIA Rate Day” has the meaning assigned to that term in the definition of “Daily Simple SONIA.”

“SONIA Replacement Date” means the earliest to occur of the following events with respect to Daily Simple SONIA:

(a) the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of Daily Simple SONIA (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of Daily Simple SONIA (or such component thereof); or

(b) the first date on which Daily Simple SONIA (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of Daily Simple SONIA (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication and even if any Available Tenor of Daily Simple SONIA (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (A) if the event giving rise to the SONIA Replacement Date for Daily Simple SONIA occurs on the same day as, but earlier than, the SONIA Determination Day in respect of any determination, the SONIA Replacement Date will be deemed to have occurred prior to the SONIA Determination Day for Daily Simple SONIA and for such determination and (B) the “SONIA Replacement Date” will be deemed to have occurred in the case of clauses (a) or (b) with respect to Daily Simple SONIA upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of Daily Simple SONIA (or the published component used in the calculation thereof).

“Specified Transaction” has the meaning assigned to that term in Section 6.1(b).

“Spot Rate” means, as of any date of determination, with respect to the conversion of any Eligible Currency (other than Dollars), (x) for an actual currency exchange, the applicable currency Dollar spot rate obtained by the Servicer through customary banking channels or (y) for all other purposes, the applicable currency Dollar spot rate that appeared on the Bloomberg screen for such currency at the end of the immediately preceding Business Day (or if such date is a Determination Date, at the end of such day).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, with respect to any Advance for any day during a Collection Period, the Term SOFR Reference Rate for a tenor of one month on such day, as such rate is published by the Term SOFR Administrator at 6:00 a.m. on the Term SOFR Determination Date for such Collection Period; provided, however, that if as of 5:00 p.m. on the Term SOFR Determination Date the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator; provided, further, that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Date” means, with respect to each Collection Period, the day that is two (2) U.S. Government Securities Business Days prior to the first day of such Collection Period.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

“Total Leverage Ratio” means, with respect to any Loan for any Relevant Test Period, the meaning of “Total Leverage Ratio” or any comparable definition in the Underlying Instrument for each such Loan, and in any case that “Total Leverage Ratio” or such comparable definition is not defined in such Underlying Instrument, the ratio of (a) Indebtedness minus Unrestricted Cash to (b) EBITDA, in each case for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, or if the Obligor of such Loan was organized or formed within the previous year, another applicable test period as determined by the Administrative Agent in its sole discretion, as calculated by the Servicer in good faith using information from and calculations consistent with relevant compliance statements and financial reporting packages provided by the relevant Obligor.

“Transaction” has the meaning assigned to that term in Section 3.02.

“Transaction Documents” means this Agreement, any Assignment and Acceptance, any Joinder Supplement, the Sale and Contribution Agreement, the Master Participation Agreement, the Servicing Agreement, the Securities Account Control Agreement, the Wells Fargo Fee Letter, each Lender Fee Letter, the Administrative Agent Fee Letter and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transferor” means FS KKR ~~II~~ (or, following a Permitted Equityholder Transaction, the surviving entity of such Permitted Equityholder Transaction).

“Transferor Participation Interest” means a participation interest in a loan that satisfies each of the following criteria: (a) such participation would constitute a Loan were it acquired directly, (b) the seller of such participation is a lender on the underlying loan (except as set forth in the applicable Master Participation Agreement), (c) the aggregate participation in the loan granted by such participation seller to all participants (including the Borrower) does not exceed the principal amount or commitment with respect to which such participation seller is a lender under such loan, (d) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the selling participation seller holds in the loan or commitment that is the subject of the participation, (e) the entire purchase price for such participation is paid in full (without the benefit of financing from the participation seller) at the time of the participant’s acquisition, (f) the participation provides the participant with all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation, (g) such participation is documented under a Loan Syndications and Trading Association or similar market agreement standard for loan participation transactions among institutional market participants, (h) such participation is not a sub-participation interest in any loan, (i) the participation seller is the Transferor pursuant to the Sale and Contribution Agreement or the Master Participation Agreement, as applicable, or an Affiliate pursuant to substantially similar provisions, and (j) such participation interest shall be elevated to a full assignment within sixty (60) calendar days; provided that participation interests transferred on the Closing Date shall be elevated to a full assignment within ninety (90) calendar days.

“UCC” means the Uniform Commercial Code or any successor provision thereof as from time to time in effect in the State of New York; provided that if by reason of mandatory provisions of law, the attachment, perfection, the effect of perfection or non-perfection, priority of a security interest or remedy is governed by the personal property security laws of any jurisdiction other than New York, “UCC” shall mean those personal property security laws as in effect, from time to time, in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection, priority or remedy and for the definitions related to such provisions.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Unadjusted ~~Index~~Benchmark Replacement” means the ~~Index~~applicable Benchmark Replacement (Dollar) excluding the ~~Index~~Benchmark Replacement Adjustment with respect thereto.

or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

“Yield Rate” means, for any Advance in any Eligible Currency, as of any date of determination during any Collection Period applicable to such Advance, an interest rate per annum equal to the ~~Applicable Index~~Benchmark for such date plus the Applicable Margin.

“Zero-Coupon Obligation” means any loan that, at the time of purchase, does not by its terms provide for the payment of cash interest.

Section 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP; provided that, unless otherwise expressly stated in this Agreement, if at any time any change in GAAP (including the adoption of the International Financial Reporting Standards) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.04 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time (unless expressly specified otherwise);

(f) any reference to “close of business” means 5:00 p.m., New York, New York time;

(b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Article XI, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at 425 Hennepin Ave, Minneapolis, MN 55414, unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.

Section 5.08 Negative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a) Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.

(b) No Changes in Collateral Custodian Fees. The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Administrative Agent.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.01 Appointment and Designation of the Servicer.

(a) Initial Servicer. The Borrower hereby appoints FS KKR ~~II~~, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. FS KKR ~~II~~ hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof and in accordance with the Servicing Agreement. The Servicer and the Borrower hereby acknowledges that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder and under the Servicing Agreement.

(b) Servicer Defaults. If a Servicer Default shall occur and be continuing, at the election of the Administrative Agent (individually or as directed by the Required Lenders) by written notice to the Borrower, the Borrower shall (i) not permit the Servicer to (x) consent to modifications to Loans, (y) consent to any acquisition or disposition of Loans under the time to time, all in accordance with Applicable Law, the applicable Loan and its Underlying Instruments and the Servicer Standard. It is acknowledged and agreed that in circumstances in which a Person other than the Borrower or the Servicer acts as administrative agent with respect to any Loan, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Underlying Instruments has the right or obligation to do so.

(b) Notwithstanding anything to the contrary contained herein or in the Servicing Agreement, the exercise by the Administrative Agent, the Collateral Agent, each Lender and the Secured Parties of their rights hereunder shall not release the Servicer (unless replaced by a replacement Servicer hereunder) or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties, the Administrative Agent, each Lender and the Collateral Agent shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder or under the Servicing Agreement, unless one of them becomes a replacement Servicer hereunder.

(c) Any payment by an Obligor in respect of any indebtedness owed by it to the ~~Borrowers~~Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law, be applied in accordance with the Servicer Standard.

Section 6.03 Authorization of the Servicer.

(a) Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps consistent with the Servicer Standard in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the Pledge of the Collateral Portfolio by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Servicer be entitled to make the Secured Parties, the Administrative Agent, the Collateral Agent or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or collection procedure or other routine enforcement of the obligations of any Obligor owing to the Borrower) without the Administrative Agent’s and each Lender’s consent.

(b) After the declaration of the Facility Maturity Date with respect to clause (ii) of the definition thereof, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection

Agent and, solely if such amendment or modification would adversely affect the rights and obligations of the Collateral Agent, the Account Bank or the Collateral Custodian, the written agreement of the Collateral Agent, the Account Bank or the Collateral Custodian, as applicable; and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written consent of the Administrative Agent and the Required Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 12.01(a), the written consent of all of the Lenders shall be required for any amendment, modification or waiver (i) reducing any Advances Outstanding or the Yield thereon (~~other than as the result of the imposition of any Index Replacement~~or reducing any payment due or owed with respect thereto), (ii) postponing any date for any payment of any Advance or the Yield thereon, (iii) modifying the provisions of this Section 12.01 or (iv) extending the Stated Maturity Date or clause (a) of the definition of “Commitment Termination Date.”

(c) ~~Index Replacement.~~Notwithstanding anything to the contrary herein or in any other Transaction Document, if (A) a Benchmark Transition Event and (B) a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark (Dollar), then such Benchmark Replacement (Dollar) will replace the then-current Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document.

~~(i) Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of an Index Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR (Dollar) with an Index Replacement. Any such amendment with respect to an Index Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR (Dollar) with an Index Replacement pursuant to this Section 12.01(c) will occur prior to the applicable Index Transition Date.~~

(d) ~~(ii)~~ In connection with the implementation of ~~an Index~~a Benchmark Replacement (Dollar), the Administrative Agent will have the right to make ~~LIBOR (Dollar) Successor Rate~~Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such ~~LIBOR (Dollar) Successor Rate~~Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document (other than as provided in the definition of Benchmark Replacement Conforming Changes).

(e) ~~(iii)~~ The Administrative Agent will promptly (and in any event within five (5) Business Days) notify ~~the Borrower and~~all the ~~Lenders~~parties hereto of (i) any occurrence of ~~an Index~~(A) a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable, and its related Index~~and (B) the Benchmark Replacement Date ~~and Index Transition Date~~with respect thereto, (ii) the implementation of any ~~Index~~Benchmark Replacement (Dollar), and (iii) the effectiveness of any ~~LIBOR (Dollar) Successor Rate~~Benchmark Replacement Conforming Changes ~~and (iv) the commencement or conclusion of any Index Unavailability Period~~. Any determination, decision or election that may be made by the Administrative Agent ~~or~~, or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to ~~this Section~~Sections 12.01(c)-(f) hereof, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to ~~this Section~~Sections 12.01(c)-(f) hereof.

~~(iv) Upon the Borrower’s receipt of notice of the commencement of an Index Unavailability Period, the Borrower may revoke any pending Notice of Borrowing of, conversion to or continuation of Loans to be made, converted or continued during any Index Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Notice of Borrowing of or conversion to Loans with an index set at the rate agreed to by the Borrower and the Administrative Agent.~~

~~(v) With respect to any Applicable Index other than LIBOR (Dollar), upon the occurrence of any event that results in the unavailability of such Applicable Index, the index rate shall be the reference rate determined by the Administrative Agent that is consistent with accepted market practice for secured transactions involving middle market commercial loans, and as to which the Administrative Agent may, in its reasonable discretion, make such adjustments to such rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with such accepted market practice for the use of such rate; provided that if the Borrower does not agree with such index rate, the Borrower may request that the Administrative Agent provide a hedging agreement in an amount sufficient to cover the notional difference between the index rate determined by the Administrative Agent and the index rate requested by the Borrower; provided, further, that if the Administrative Agent declines to provide a hedging agreement or if the Borrower does not agree to the terms of the hedging agreement, in the reasonable discretion of the Borrower, any Advances with such Applicable Index shall be converted into Dollar Advances, using the applicable exchange rate determined by the Administrative Agent in its reasonable discretion.~~

(f) Notwithstanding anything herein or in any other Transaction Document to the contrary, any Benchmark Replacement (Dollar) pursuant to Sections 12.01(c)-(f) hereof shall be required to meet the standards set forth in Proposed Unite States Treasury Regulations under Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) such that that use of the Benchmark Replacement (Dollar) is not treated as a “modification” (and therefore an exchange) of any Advance for purposes of Treasury Regulations Section 1.1001-3 (and, if the Administrative Agent determines in good faith consultation with the Borrower that the Benchmark Replacement (Dollar) as determined pursuant to clauses (1) through (3) of the definition thereof does not meet such standards, the Administrative Agent and the Borrower shall cooperate in good faith to make such commercially reasonable adjustments to the Benchmark Replacement (Dollar) that are necessary to ensure that that the use of the Benchmark Replacement (Dollar) is not treated as a “modification” (and therefore an exchange) of any Advance for purposes of Treasury Regulations Section 1.1001-3).

Section 12.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include communication by e-mail) and e-mailed or delivered, to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective upon receipt, or in the case of notice by e-mail, when verbal or electronic communication of receipt is obtained.

Section 12.03 No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, each Lender, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. With the prior written consent of the Administrative Agent (unless such assignment is to an Affiliate of a Lender or is otherwise required by Applicable Law), each Lender and their respective successors and assigns may assign, grant a security interest or sell a participation interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) to any Person; provided that, so long as no Event of Default has occurred, the Borrower has provided its written consent (such consent not to be unreasonably withheld, conditioned or delayed) to such assignment to any Person that is not a Lender or an Affiliate of a Lender (but, for the avoidance of doubt, no such consent of the Borrower shall be required for any grant of a security interest or sale of a participation interest to any Person, an assignment to a Lender or an Affiliate of a Lender or an assignment that is required by Applicable Law); provided, further, that, so long as the Facility Maturity Date has not been declared or has not automatically occurred, the Borrower has provided its written consent to any assignment to a Disqualified Institution; provided, further, that the applicable Lender shall provide to the Borrower not less than two Business Days’ prior written notice of any proposed assignment (except in the case of an assignment to a Lender or an Affiliate of a

THE SERVICER AND THE EQUITYHOLDER:	FS KKR CAPITAL CORP. ~~II~~

By:
Name: Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

ANNEX A

Notices for Addresses

If to the Borrower:

Meadowbrook Run LLC

c/o FS KKR Capital Corp. ~~II~~

201 Rouse Boulevard

Philadelphia, Pennsylvania 19112

Attention: William Goebel, Chief Financial Officer

Email: FSICII_Team@fsinvestments.com; portfolio_finance@fsinvestments.com;

credit.notices@fsinvestments.com

With copies (which shall not constitute notice) to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036-6797

Attention: Jay R. Alicandri

Email: jay.alicandri@dechert.com

If to the Servicer:

FS KKR Capital Corp. ~~II~~

201 Rouse Boulevard

Philadelphia, Pennsylvania 19112

Attention: William Goebel, Chief Accounting Officer

Email: FSICII_Team@fsinvestments.com; portfolio_finance@fsinvestments.com;

credit.notices@fsinvestments.com

With copies (which shall not constitute notice) to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036-6797

Attention: Jay R. Alicandri

Email: jay.alicandri@dechert.com

Annex A-1